This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-141080

Subject to Completion, dated April 27, 2009

Preliminary Prospectus Supplement

(To Prospectus dated March 5, 2007)

$300,000,000         % Senior Convertible Notes due 2014

Interest payable November 15 and May 15

Issue Price:             %

We are offering $300,000,000 of our         % Senior Convertible Notes due May 15, 2014 (the “notes”). The notes will bear interest at a rate of         % per year, payable semiannually in arrears on November 15 and May 15 of each year, beginning on November 15, 2009. The notes will mature on May 15, 2014, unless earlier repurchased or converted.

Holders may convert their notes into shares of our common stock at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following a fundamental change, as described in this prospectus supplement, we will increase the conversion rate for a holder who elects to convert its notes in connection with such fundamental change.

We may not redeem the notes prior to the maturity date of the notes. If we undergo a fundamental change, holders may require us to repurchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date.

The notes will be our senior and unsecured obligations and will rank equally with all of our other existing and future senior and unsecured indebtedness. We expect to grant to our lenders under certain of our credit agreements a security interest in our United States inventory and certain of our accounts receivable.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

Our common stock is listed on the New York Stock Exchange under the symbol “X.” The last reported sale price of our common stock on the New York Stock Exchange on April 24, 2009 was $29.03 per share.

Concurrently with this offering of notes, under a separate prospectus supplement, we are offering 18,000,000 shares of common stock (or 20,700,000 shares if the over-allotment option is exercised in full). Neither offering will be contingent on the completion of the other.

Investing in our notes involves risks. See “Risk factors” beginning on page S-15 of this prospectus supplement and the “Risk factors” section beginning on page 28 of our annual report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note	Total

Public offering price(1)%		$

Underwriting discounts and commissions	%	$

Proceeds, before expenses, to us	%	$

(1)	Plus accrued interest from May , 2009, if settlement occurs after that date.

We have granted the underwriters an option to purchase, within the 30-day period from the date of this prospectus supplement, up to an additional $45,000,000 aggregate principal amount of the notes to cover over-allotments.

We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream and the Euroclear system, on or about May     , 2009.

Joint Book-Running Managers

J.P.Morgan	Morgan Stanley	Goldman, Sachs & Co.

April     , 2009

Prospectus supplement

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to United States Steel Corporation. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which do not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. For information about our notes and our common stock, see “Description of notes” and “Description of common stock” in this prospectus supplement and “Description of Debt Securities” and “Description of Capital Stock” in the accompanying prospectus.

If the description in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Before you invest in our notes, you should read the registration statement to which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Where you can find more information.”

Where you can find more information

United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus supplement or the accompanying prospectus.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus supplement (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

(a)	Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(c)	Current Reports on Form 8-K filed on January 5, 2009, February 2, 2009, February 6, 2009, February 9, 2009 and March 6, 2009; and

(d)	The description of our common stock and preferred stock purchase rights contained in our registration statement on Form 8-A12B/A (Amendment No. 1) filed with the SEC on December 31, 2001.

Any statement contained in a document incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.

We will provide, upon written or oral request, to each person to whom a prospectus supplement is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. You may request a copy of these filings at no cost.

Requests for documents should be directed to:

United States Steel Corporation

Office of the Secretary

600 Grant Street, Room 1500

Pittsburgh, Pennsylvania 15219-2800

(412) 433-2998 (phone)

(412)  433-2811 (fax)

Forward-looking statements

We include “forward-looking” statements concerning trends, market forces, commitments, material events, and other contingencies potentially affecting our future performance in this prospectus supplement and in our annual and quarterly reports, press releases and other statements incorporated by reference in this prospectus supplement. These statements include, without limitation, statements regarding our general business strategies and market conditions; financing decisions; projections of levels of revenues, income from operations, income from operations per ton, net income or earnings per share; levels of capital, environmental or maintenance expenditures; levels of employee benefits; the success or timing of completion of ongoing or anticipated capital or maintenance projects; levels of raw steel production capability; prices; production; shipments; labor and raw material costs; availability of raw materials; the acquisition, idling, shutdown or divestiture of assets or businesses; the effect of restructuring or reorganization of business components and cost reduction programs; the effect of steel industry consolidation; the effect of potential environmental and legal proceedings on the business and financial condition; the effects of actions of third parties, such as competitors or foreign, federal, state or local regulatory authorities; the impact of import quotas, tariffs and other protectionist measures; and general economic conditions. These forward-looking statements are based on currently available competitive, financial and economic data and our operating plans and involve risks, uncertainties and assumptions. As a result, these statements are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law. Additional information regarding the risks and uncertainties that could impact our forward-looking statements is contained in our periodic filings with the SEC.

Summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the notes. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in it, which are described following the caption “Where you can find more information.”

Unless the context otherwise requires, references in this prospectus supplement to the “Company,” “U. S. Steel,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries. References to $ or US$ are to U. S. dollars, € are to the European Community Euro and references to C$ are to Canadian dollars.

The Company

U. S. Steel is an integrated steel producer with major production operations in North America and Europe. We have annual raw steel production capability of 24.3 million net tons in North America and 7.4 million net tons in Europe. U. S. Steel is also engaged in several other business activities, most of which are related to steel manufacturing. These activities include the production of coke in both North America and Europe and the production of iron ore pellets, transportation services (railroad and barge operations), real estate operations and engineering and consulting services in North America.

Recent developments

First quarter 2009 results

U. S. Steel has been and continues to be adversely impacted by the current global recession. Our raw steel capability utilization rate in the first quarter of 2009 was 38% for North American operations and 55% for European operations. Based upon published industry reports, we believe our operating level is representative of the integrated steel industry as a whole. As a result, we incurred an operating loss of $478 million in the first quarter of 2009 and we expect an operating loss in the second quarter as our order book remains at low levels and idled facility carrying costs continue to be incurred. Extremely short lead times coupled with the uncertainty surrounding financial markets and key steel-consuming industries such as automotive and construction make it difficult to forecast beyond a very short horizon. In light of the very challenging and uncertain conditions in each of our major business segments, we continue to implement actions to enhance our liquidity, maintain a solid balance sheet and position us for growth over the long term.

On April 27, 2009, we reported a first quarter 2009 net loss of $439 million, or $3.78 per diluted share, compared to fourth quarter 2008 net income of $290 million, or $2.50 per diluted share, and first quarter 2008 net income of $235 million, or $1.98 per diluted share.

We also reported a first quarter 2009 loss from operations of $478 million, compared with income from operations of $522 million in the fourth quarter of 2008 and $266 million in the first quarter of 2008.

Other items not allocated to segments in the first quarter of 2009 consisted of a pre-tax net gain of $97 million on the sale of a majority of the operating assets of Elgin, Joliet and Eastern Railway Company for cash proceeds of approximately $300 million, which was largely offset by pre-tax employee severance and net benefit charges of $86 million related to the voluntary early retirement program accepted by approximately 500 non-represented employees in the United States. These items increased net income by $7 million, or 6 cents per diluted share. Other items not allocated to segments in the fourth quarter of 2008 increased net income by $76 million, or 65 cents per diluted share. Other items not allocated to segments in the first quarter of 2008 reduced net income by $45 million, or 38 cents per diluted share.

Net interest and other financial costs in the first quarter of 2009 included a foreign currency loss that decreased net income by $28 million, or 24 cents per diluted share, due to the remeasurement of an $820 million U.S. dollar-denominated intercompany loan to a European affiliate and related euro-U.S. dollar derivatives activity. This compares to an immaterial foreign currency gain in the fourth quarter 2008 and an after-tax foreign currency gain of $70 million, or 59 cents per diluted share, in the first quarter 2008 for these items.

The first quarter 2009 effective tax benefit rate of 20 percent is lower than the statutory rate because losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, do not generate a tax benefit for accounting purposes.

The segment loss from operations was $457 million, or $142 per ton, in the first quarter of 2009, compared with segment income from operations of $418 million, or $100 per ton, in the fourth quarter of 2008 and $327 million, or $48 per ton, in the first quarter of 2008.

In the first quarter of 2009, in accordance with Statement of Financial Accounting Standard No. 112, “Employers’ Accounting for Postemployment Benefits,” U. S. Steel recorded a pre-tax charge of $90 million related to the recognition of estimated future layoff benefits for approximately 9,400 employees associated with the temporary idling of certain facilities and reduced production at other facilities.

Results for Flat-rolled in the first quarter of 2009 decreased substantially from the fourth quarter of 2008. Flat-rolled operated at 38 percent of raw steel capability in the first quarter of 2009 compared to 45 percent in the fourth quarter of 2008, and shipments decreased 24 percent to 2.1 million net tons. Average realized prices decreased by $90 per net ton to $715 per net ton. The decline in results also reflected continuing employee and other costs for idled facilities, which totaled approximately $230 million for the first quarter, Flat-rolled’s $72 million portion of the accrual for estimated future layoff benefits, reduced favorable effects from liquidations of inventory costed using the last-in first-out method and losses on excess natural gas purchase contracts, which are subject to mark-to-market accounting. These unfavorable effects were partially offset by reductions in labor costs and spending, lower raw material costs and the absence of any accrual for profit sharing in 2009.

Results for USSE in the first quarter of 2009 were comparable to fourth quarter 2008. Results reflected a $175 per net ton decrease in average realized prices, including foreign currency effects, largely offset by lower raw material costs and reduced spending. Capability utilization was 55 percent in the first quarter of 2009, compared to 51 percent in the fourth quarter of 2008.

First quarter 2009 Tubular results decreased significantly compared to the fourth quarter of 2008 due to lower shipments and average realized prices, idled facility carrying costs, which totaled approximately $20 million for the first quarter, and Tubular’s $18 million portion of the accrual for estimated future layoff benefits.

First quarter 2009 results for Other Businesses decreased to a loss of $3 million from income of $21 million in the fourth quarter of 2008 as a result of a number of real estate transactions that were closed in the fourth quarter of 2008.

Outlook

Second quarter 2009 Flat-rolled results are expected to improve slightly as compared to the first quarter of 2009 primarily due to the accruals in the first quarter for estimated future layoff benefits and losses on excess natural gas purchase contracts. These favorable items are expected to be offset by lower average realized prices and additional idled facility carrying costs. Shipments are expected to be in line with the first quarter of 2009.

We expect an operating loss for USSE in the second quarter of 2009, with improvement compared to the first quarter of 2009 primarily due to lower raw material costs, sales of CO2 emissions allowances and efficiencies resulting from consolidating European raw steel production to U. S. Steel Košice in early April. These items are expected to be partially offset by lower average realized prices. Shipments should be in line with the first quarter level.

We expect an operating loss for Tubular in the second quarter of 2009 due to a continuing decrease in shipments and lower average realized prices as compared to the first quarter of 2009, reflecting lower oil and gas exploration, high inventory levels and the surge of unfairly traded and subsidized product from China.

Additional details of the first quarter 2009 results are contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Amendment to credit facility, term loans and receivables purchase agreement

We have received executed consents from lenders holding a majority of the commitments under our $750 million revolving credit facility (the “Credit Facility”) and a majority of the debt outstanding under each of our $500 million three-year term loan due October 2010 (the “Three-Year Term Loan”) and our $500 million five-year term loan due May 2012 (the “Five-Year Term Loan,” and together with the Three-Year Term Loan, the “Term Loans”) consenting to the amendment of the Credit Facility and Term Loans (the “Amendment”). Pursuant to the Amendment, we will grant the lenders under our Credit Facility and our Term Loans a security interest in all of our United States inventory, the proceeds thereof and in our accounts receivable to the extent they are not sold under our $500 million Receivables Purchase Agreement (the “Receivables Purchase Agreement”). The Amendment will establish a borrowing base formula for borrowings under the Credit Facility and will eliminate the existing financial ratio covenants and will replace them with a fixed charge coverage ratio covenant of 1.1:1 that is only tested if availability under the Credit Facility falls below approximately $112.5 million. The fixed charge coverage ratio will be defined in the Amendment, and we expect it to be calculated at the end of each quarter, on the basis of the ratio, for the four consecutive quarters then ended, of operating cash flow to cash charges. At March 31, 2009, we had no borrowings outstanding under the Credit Facility. At March 31, 2009, our Three-Year Term Loan had $180 million outstanding and our Five-Year Term Loan had $475 million outstanding. Interest rates on the Credit Facility and Term Loans will be revised and will continue to be based on defined, short-term market rates. We plan to use the proceeds of this offering and the concurrent Common Stock Offering (described below) to repay the Term Loans. The execution of the Amendment is subject to completion of documentation, payment of an amendment fee and the review of the collateral by the lenders. The Amendment is not expected to become effective until later in the second quarter of 2009.

To facilitate the Amendment, we have also agreed to amend our Receivables Purchase Agreement, and we will be required to revise pricing and amend certain terms and conditions. The amendment of the Receivables Purchase Agreement is not expected to become effective until later in the second quarter and is subject to the completion of definitive documentation.

Reduction of common stock dividend

Our board of directors approved a reduction in the quarterly dividend of our common stock from $0.30 per share to $0.05 per share, effective with the dividend payable on June 10, 2009 to holders of record at the close of business on May 13, 2009.

Other actions taken to enhance liquidity

In addition to the amendment to our Credit Facility and Term Loans and the reduction of dividends discussed herein, we have taken other steps to enhance our liquidity, including:

•	We reduced our planned capital spending for 2009 by $330 million.

•	We reduced the salaries of our executive officers and the fees paid to our directors, effective July 1, 2009.

•

We further consolidated our production for greater efficiency and temporarily idled additional facilities. Currently, we continue to operate the following major facilities: Mon Valley Works, Gary Works, Fairfield Works, U. S. Steel Košice, U. S. Steel Serbia finishing facilities, Lake Erie Works cokemaking facilities, Minntac iron ore operations, Lorain Tubular and Fairfield Tubular. All remaining major facilities have been temporarily idled.

•

We generated significant cash flow from working capital reductions in the last two quarters, including a substantial reduction in accounts receivable. We expect continued cash flow from further working capital reductions over the balance of 2009, which we expect will be generated largely from reductions in raw materials, in-process and finished goods inventory.

•

We reached an agreement with the United Steelworkers (“USW”) to defer $95 million of contributions otherwise required to be made during 2009 and the beginning of 2010 to our trust for retiree health care and life insurance until 2012 and 2013. Further, the USW has agreed to permit us to use all or part of the $75 million contribution we made in 2008 to pay current retiree health care and death benefit claims, subject to a make-up contribution in 2013.

•	As previously announced, we suspended our stock repurchase program in the fourth quarter of 2008.

Concurrent Common Stock Offering

Concurrently with this notes offering, under a separate prospectus supplement dated the date hereof, we are offering 18,000,000 shares (20,700,000 shares if the over-allotment option is exercised in full) of our common stock in an underwritten public offering (the “Common Stock Offering”). Neither offering is contingent on the completion of the other. We plan to use the proceeds from the Common Stock Offering and the proceeds of this offering to repay amounts outstanding under the Term Loans, with any excess amounts to be used for general corporate purposes.

The foregoing description and other information regarding the Common Stock Offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any shares of our common stock included in the Common Stock Offering.

Recent actions by rating agencies

In March 2009, Moody’s Investors Service placed its Baa3 rating assigned to our senior unsecured debt under review for possible downgrade citing the challenges facing us as steel industry conditions remain difficult with very weak demand and low capacity utilization levels.

In April 2009, Standard & Poor’s Ratings Services placed its BB+ rating assigned to our senior unsecured debt on CreditWatch with negative implications. They cited the weak operating environment, the lack of signs of meaningful recovery in steel end-markets in 2009 and our relatively high fixed-cost structure compared to minimill competitors.

In April 2009, Fitch Ratings affirmed its BBB- rating assigned to our senior unsecured debt and revised our outlook to negative. The negative outlook reflects Fitch’s view that the steel market will be extremely weak over the near term, that capacity utilization rates are historically low and that there is limited visibility on earnings.

We cannot predict the substance or timing of any action by these rating agencies, but based on preliminary discussions with the agencies, one or more downgrades may occur imminently. Investors are cautioned that a security rating is not a recommendation to buy, sell or hold securities, that it is subject to revision or withdrawal at any time by the assigning rating organization, and that each rating should be evaluated independently of any other rating.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this prospectus supplement and the accompanying prospectus before making an investment in the notes. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. For purposes of this summary, references to the “Company,” “U. S. Steel,” “we,” “us,” and “our” are to United States Steel Corporation and not to its subsidiaries.

Issuer	United States Steel Corporation, a Delaware corporation.

Securities	$300,000,000 aggregate principal amount of % Senior Convertible Notes due 2014 (plus up to an additional $45,000,000 aggregate principal of notes to cover over-allotments).

Maturity	May 15, 2014, unless earlier repurchased or converted.

Issue price	% plus accrued interest, if any, from May , 2009.

Interest	% per year. Interest will accrue from May , 2009 and will be payable semiannually in arrears on November 15 and May 15 of each year, beginning November 15, 2009.

Conversion rights	Holders may convert their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, in multiples of $1,000 principal amount.

The conversion rate for the notes is initially shares per $1,000 principal amount of notes (equal to a conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement.

In addition, following a “fundamental change” (as defined in this prospectus supplement under “Description of notes—Fundamental change permits holders to require us to purchase notes”), we will increase the conversion rate for a holder who elects to convert its notes in connection with such fundamental change in certain circumstances as described under “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock, together with any cash payment for any fractional share, into which a note is convertible.

No redemption at our option	We may not redeem the notes prior to the maturity date of the notes.

Fundamental change	If we undergo a fundamental change, subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date.

Ranking	The notes will be our senior and unsecured obligations and will rank equally with all of our other existing and future senior and unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

As of March 31, 2009, we had an aggregate of approximately $2,781 million of senior indebtedness outstanding (including approximately $1,600 million of senior notes, $655 million of Term Loans, $458 million of obligations relating to environmental revenue bonds, and $68 million of obligations under our capital leases and other debt, excluding intercompany liabilities). As of March 31, 2009, our subsidiaries had an aggregate of approximately $385 million of indebtedness outstanding, which included €200 million (approximately $266 million using exchange rates as of March 31, 2009) outstanding on USSK’s three-year unsecured revolving credit facility and C$150 million (approximately $119 million using exchange rates as of March 31, 2009) outstanding on a loan owed to the Province of Ontario by U. S. Steel Canada Inc.

We have received executed consents from lenders holding a majority of the commitments under our Credit Facility and a majority of the debt outstanding under our Term Loans consenting to an amendment that, among other things, would require us to grant to our lenders a security interest in all of our United States inventory, the proceeds thereof and in our accounts receivable to the extent they are not sold under our Receivables Purchase Agreement. At March 31, 2009, we had no borrowings outstanding under the Credit Facility. At March 31, 2009, our Three-Year Term Loan had $180 million outstanding and our Five-Year Term Loan had $475 million outstanding.

Our Receivables Purchase Agreement expires in September 2010. As of March 31, 2009, we had more than $500 million of eligible receivables, none of which were sold. To facilitate the amendments of our Credit Facility and Term Loans, we have also agreed to amend our Receivables Purchase Agreement, and we will be required to revise pricing and amend certain terms and conditions. The amendment of our Receivables Purchase Agreement is not expected to become effective until later in the second quarter and is subject to the completion of definitive documentation.

On March 31, 2009, U. S. Steel Košice, s.r.o. (“USSK”) had € 200 million outstanding (approximately $266 million using exchange rates at March 31, 2009) under its €200 million three-year revolving unsecured credit facility. Interest on borrowings under the facility is based on a spread over EURIBOR or LIBOR.

At March 31, 2009, USSK had no borrowings against its €40 million and €20 million credit facilities (which approximated $80 million, in aggregate, using exchange rates at March 31, 2009).

At March 31, 2009, U. S. Steel Serbia, d.o.o. (“USSS”) had no borrowings against its €50 million facility (which approximated $67 million using exchange rates at March 31, 2009), which is secured by its inventory of finished and semi-finished goods.

U. S. Steel Canada Inc. is liable for an outstanding C$150 million (approximately $119 million using exchange rates at March 31, 2009) loan owed to the Province of Ontario (the “Province Note”). The Province Note is unsecured and is repayable on December 31, 2015.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $291 million (or approximately $334 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and expenses related to this offering.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent Common Stock Offering, to repay our Three-Year Term Loan. To the extent there are any remaining proceeds, they will be used to repay all or a portion of our Five-Year Term Loan and any amounts in excess of such repayment will be used for general corporate purposes. Affiliates of certain of the underwriters are lenders under our Term Loans. See “Use of proceeds.”

Book-entry form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Investors may elect to hold interests in the notes through DTC, Clearstream Banking Luxembourg S.A. or Euroclear Bank S.A./N.A. if they are participants of such systems, or indirectly through organizations which are participants in such systems. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, an active public trading market for the notes may not develop and the market price and liquidity of the notes may be adversely affected. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income and estate tax consequences	For the U.S. federal income and estate tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain United States federal income and estate tax considerations.”

New York Stock Exchange symbol for our common stock	Our common stock is listed on The New York Stock Exchange under the symbol “X.”

Trustee, paying agent and conversion agent	The Bank of New York Mellon

Risk factors	You should consider carefully all the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and, in particular, you should evaluate the specific factors set forth under “Risk factors” beginning on page S-15 of this prospectus supplement, before deciding to invest in the notes.

Risk factors

Before investing in the notes, you should carefully consider the risks set forth in Item 1A of our annual report on Form 10-K for the year ended December 31, 2008, as well as the following risks. The following risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations or the value of the notes.

Risks related to the current global recession

Our annual report on Form 10-K contains a number of risk factors relating to the current global recession. Since the filing of the Form 10-K, the market for steel products has remained at depressed levels. Recent developments concerning the auto industry that may negatively impact us include the announcement by the President of the United States that the plans submitted by General Motors Corporation and Chrysler LLC do not go far enough to warrant the substantial new investments that these companies are requesting, and that the companies have only a limited additional period of time to produce a plan that would support an investment of additional U.S. taxpayer dollars; statements by General Motors and Chrysler executives that they may consider seeking bankruptcy protection; and General Motors’ recent announcement that it will schedule multiple down weeks at 13 assembly operations in North America, removing approximately 190,000 vehicles from General Motors’ production schedule in the second and early third quarters of 2009. The continued decline of the North American auto industry could force us to idle additional facilities. Bankruptcy filings by any of our major customers would increase the risk of collecting amounts owed by them, and would reduce availability under our Receivables Purchase Agreement. We would also be negatively impacted if our customers’ sales decline as a result of market concerns about their viability, continued availability of warranties and service and the ripple effect through the world economy. Also, the North American rig count for March 2009 dropped to 1,301, compared to the February 2009 level of 1,733 and down 904 for the same month last year. This increases the risk of further declines in tubular sales and prices.

Risks related to our proposed amendments to the Credit Facility and Term Loans

The proposed amendments to the Credit Facility and the Term Loans are not expected to become effective until later in the second quarter and are subject to definitive financing documentation and the completion of collateral diligence satisfactory to the lenders. If the proposed amendments to the Credit Facility and the Term Loans become effective, availability under the Credit Facility would be limited to a monthly borrowing base of certain eligible inventory less the total amounts outstanding under the Term Loans. The amounts of eligible inventory are subject to collateral reviews and appraisals. In addition, we expect further inventory reductions in 2009 and this could further limit availability under the Credit Facility. If availability under the Credit Facility falls below approximately $112.5 million, a fixed charge coverage ratio of 1.1:1 will be triggered. These limits to availability may be a particular problem when market conditions and order levels improve and we need to rebuild working capital.

We have agreed to grant our lenders a security interest in all of our United States inventory, the proceeds thereof and in our accounts receivable to the extent they are not sold under our Receivables Purchase Agreement. See “The notes will be effectively junior to the Credit Facility, the Term Loans and any other secured indebtedness that we may issue in the future” below.

If the amendments are not implemented and our operations continue at current levels, we may be unable as of the end of the third quarter of 2009 to meet the financial covenants under the current Credit Facility and Term Loans. In such event, we would have to repay any then outstanding borrowings under the Credit Facility, no further borrowings would be permitted under the Credit Facility, and the Term Loans would become immediately payable. Any such acceleration of then outstanding indebtedness in excess of $100 million under the Credit Facility or the Term Loans would constitute a default under the notes. Furthermore, if we were unable to repay the amounts then due out of our available cash or the proceeds of a refinancing, there would be a termination event under the Receivables Purchase Agreement. Even if we were able to repay the amounts then due, such repayment could have a material adverse effect on our liquidity and financial position.

Risks related to refinancing the Term Loans

We intend to repay our Three-Year Term Loan with the net proceeds from the public offerings of the notes and our common stock. Any remaining proceeds from these offerings will be used to repay all or a portion of our Five-Year Term Loan and then for general corporate purposes. Our ability to consummate these offerings will depend upon market and other conditions and we cannot predict whether we will be able to do so or what the terms and conditions will be for these offerings. To the extent we are unable to refinance the Term Loans, our ability to borrow the full amount under the Credit Facility as proposed to be amended may be reduced as the borrowing base formula includes a reduction for amounts outstanding under the Term Loans.

Risks related to the proposed amendments to the Receivables Purchase Agreement

If the proposed amendments to our Receivables Purchase Agreement become effective, amounts of receivables supporting this program would be reduced due to increased reserve percentages and a revision to the definition of eligible receivables. In addition, we have experienced a substantial reduction in accounts receivable in the last two quarters as a result of lower orders. Further reductions from the level of eligible accounts receivable available as of March 31, 2009 would likely limit amounts available for sale under our Receivables Purchase Agreement.

Risks related to goodwill

As of March 31, 2009, we had $1.6 billion of goodwill on our balance sheet related to the Lone Star and Stelco acquisitions. Goodwill is tested for impairment annually in the third quarter and whenever events or circumstances indicate that the carrying value may not be recoverable. We considered the change in business conditions and the corresponding decrease in our stock price in the fourth quarter of 2008 to be a triggering event as defined by Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” and we therefore tested goodwill for impairment as of December 31, 2008. Our testing, which was based on the assumptions discussed in Note 1 to our financial statements contained in our annual report on Form 10-K for the year ended December 31, 2008, did not indicate that goodwill was impaired as of December 31, 2008. The continuation of adverse business conditions and our actions to address them in the first quarter of 2009 were not considered to be a triggering event. We view such actions as a continuation of the measures that began in the fourth quarter of 2008 to respond to the global recession. Furthermore, we do not have any additional visibility into discounted future cash flows than we had in the fourth quarter of 2008. Therefore, we did not test goodwill for impairment as of March 31, 2009. If a continued deterioration of business conditions or other factors have an adverse effect on our estimates of discounted future cash flows or compound annual growth rate, or if we experience a sustained decline in our market capitalization, we may test goodwill for impairment prior to the annual test in the third quarter of 2009. Future testing may result in an impairment charge.

Risks related to our effective tax benefit rate

In accordance with FIN 18, “Accounting for Income Taxes in Interim Periods (an interpretation of APB Opinion No. 28),” we have not recognized a tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets for accounting purposes. As a result, the pre-tax losses associated with USSC and USSS do not provide any tax benefit for accounting purposes. Significant changes in the mix of pre-tax results among the jurisdictions in which we operate could have a material impact on our effective tax benefit rate.

Risks related to rating agency downgrades

As discussed above under “Summary—Recent actions by rating agencies,” with respect to our senior unsecured debt, Moody’s Investor Service placed its rating under review for possible downgrading, Standard & Poor’s Ratings Services placed its rating on CreditWatch with negative implications and Fitch Ratings affirmed its rating and revised our outlook to negative. We cannot predict the substance or timing of any action by these rating agencies but based on preliminary discussions with the agencies one or more downgrades may occur imminently. If our debt is downgraded, raising capital will become more difficult, borrowing costs under our credit facilities and other future borrowings will increase, the terms under which we purchase goods and services will be affected, our ability to take advantage of potential business opportunities will be limited and the market price of the notes may decrease. We may also be forced to provide collateral or financial assurance for environmental closure and other presently unsecured obligations.

Risks related to an investment in the notes and our common stock

The notes will be effectively junior to the Credit Facility, the Term Loans and any other secured indebtedness that we may issue in the future.

The notes are unsecured. Holders of our secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or any similar proceeding. As a result, the notes will be effectively junior to the Credit Facility, the Term Loans and any secured debt that we may issue in the future. Lenders holding a majority of the commitments under our Credit Facility and a majority of the debt outstanding under each of our Term Loans consented to an amendment which, among other things, would require us to grant to our lenders a security interest in all of our United States inventory, the proceeds thereof and in our accounts receivable to the extent they are not sold under our Receivables Purchase Agreement. At March 31, 2009, we had no borrowings outstanding under the Credit Facility. At March 31, 2009, our Three-Year Term Loan had $180 million outstanding and our Five-Year Term

Loan had $475 million outstanding. In addition, except as described under “Description of notes—Covenants—Limitation on liens,” the senior indenture governing the notes does not restrict the future incurrence of secured indebtedness.

The notes are obligations exclusively of U. S. Steel and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are not guaranteed by any of our subsidiaries. As a result, liabilities, including indebtedness or guarantees of indebtedness, of each of our subsidiaries, which totaled approximately $385 million using exchange rates as of March 31, 2009, will rank effectively senior to the indebtedness represented by the notes, to the extent of such subsidiaries’ assets. In addition, the indenture governing the notes does not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the Securities and Exchange Commission (the “SEC”) on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City Time, on Wednesday, October 8, 2008. However, the SEC is currently considering instituting other limitations on effecting short sales (such as the up-tick rule) and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible notes investors to affect short sales on the underlying common stock could significantly affect the market value of convertible securities.

The notes do not contain restrictive financial covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

Other than as described under “Description of notes—Covenants—Limitation on liens” and “—Limitation on sale and leaseback transactions,” the indenture governing the notes does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness (including secured debt), the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon the repurchase of the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest including additional interest, if any, as described under “Description of notes—Fundamental change permits holders to require us to purchase notes.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by the agreements governing our future indebtedness. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default or require a prepayment under, or result in the acceleration of the maturity or repurchase of, our existing or future indebtedness. The requirement that we offer to repurchase the notes upon a fundamental change is limited to the transactions specified in the definition of a “fundamental change” under “Description of notes— Fundamental change permits holders to require us to purchase notes,” which definition differs from the definition of a “fundamental change” or “change of control” in the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our restated certificate of incorporation or amended and restated bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the relevant conversion date, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights—Adjustment to shares delivered upon a conversion upon certain fundamental changes.” The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $             per share or less than $             per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed              shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes. In addition, not all transactions that require us to offer to repurchase our outstanding senior notes will require us to offer to repurchase the notes offered hereby.

There is no public market for the notes, which could limit their market price or your ability to sell them.

These notes are a new issue of securities for which there currently is no trading market. As a result, a market may not develop for the notes and you may not be able to sell your notes. Any notes that are traded after their initial issuance may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of either series of notes on any securities exchange or automated quotation system. While the underwriters may make a market in the notes they are not required to do so and consequently any market making with respect to the notes may be discontinued at any time without notice. Even if the underwriters make a market in the notes the liquidity of such a market may be limited. See “Underwriting.”

Fluctuations in the price of our common stock may impact the price of the notes and make them more difficult to resell.

The market price and volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. During the period from January 1, 2009 to April 24, 2009, our common stock has fluctuated from a high of $41.47 per share to a low of $16.66 per share. In addition to the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the price and volume volatility of our common stock may be affected by:

•	operating results that vary from expectations of management, securities analysts and investors;

•	developments in our business or in the steel industry generally or involving major steel consuming industries;

•	general market conditions, such as interest or foreign exchange rates, commodity and equity prices, availability of credit, asset valuations, and volatility;

•	changes in global financial and economic markets;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us; and

•	announcements of strategic developments, acquisitions and other material events by us or our competitors.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the notes.

Except as described under “Underwriting”, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. In the Common Stock Offering, we are offering up to 18,000,000 shares of common stock (20,700,000 shares of common stock if the over-allotment option is exercised in full). The issuance of additional shares of our common stock upon conversion of the notes, in the Common Stock Offering, or other issuances of our common stock or convertible securities, including outstanding options and warrants, or otherwise will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering. The hedging or arbitrage could, in turn, affect the market price of the notes.

If we increase the cash dividend on our common stock, a holder may be deemed to have received a taxable dividend without the receipt of any cash.

If we increase the cash dividend on our common stock, an adjustment to the conversion rate may result, and a holder may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If a holder is a non-United States holder (as defined in “Certain United States federal income and estate tax considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States federal income and estate tax considerations.”

Ratio of earnings to fixed charges

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated:

		Year Ended December 31,
	As of March 31, 2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges(a)	(b)	14.17	7.50	11.08	10.19	8.88

(a)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” are defined as income before income taxes and extraordinary items and before adjustment for noncontrolling interests in consolidated subsidiaries or income (loss) from equity investees, and capitalized interest, plus fixed charges, amortizations of capitalized interest and distributions from equity investees. “Fixed charges” consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest.

(b)	For the quarter ended March 31, 2009, our earnings were not sufficient to cover fixed charges by $521 million.

Common stock price range and dividends

Our common stock is listed on the New York Stock Exchange under the symbol “X.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE and the dividends declared per share of our common stock.

	Price Range of Common Stock		Cash Dividend Per Share
	High	Low

2007
First Quarter	$101.60	$68.83	$0.20
Second Quarter	$127.26	$99.07	$0.20
Third Quarter	$116.37	$74.41	$0.20
Fourth Quarter	$121.12	$85.05	$0.20

2008
First Quarter	$128.30	$91.11	$0.25
Second Quarter	$196.00	$122.00	$0.25
Third Quarter	$182.79	$68.62	$0.30
Fourth Quarter	$77.92	$20.71	$0.30

2009
First Quarter	$41.47	$16.66	$0.30
Second Quarter (thru April 24, 2009)	$30.38	$20.17	$0.05

The last reported sale price of our common stock on the New York Stock Exchange on April 24, 2009 was $29.03 per share. As of March 31, 2009, there were 116,174,653 shares of our common stock outstanding held by approximately 20,185 registered holders.

Our board of directors approved a reduction in the quarterly dividend of our common stock from $0.30 per share to $0.05 per share, effective with the dividend payable on June 10, 2009 to holders of record on May 13, 2009. The determination of the amount of dividends paid on our common stock is made by our board of directors from time to time based on our financial condition and our results of operations. Our board of directors has no obligation to declare dividends under Delaware law or the U. S. Steel Certificate of Incorporation.

Use of proceeds

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $291 million (or $334 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and our expenses related to this offering. We intend to use the proceeds from this offering, together with the net proceeds from the concurrent Common Stock Offering, to repay the approximately $180 million outstanding under our $500 million three-year term loan due October 2010 (the “Three-Year Term Loan”). To the extent that there are additional proceeds remaining, they will be used to repay all or a portion of the approximately $475 million outstanding under our $500 million five-year term loan due May 2012 (the “Five-Year Term Loan” and, together with the Three-Year Term Loan, the “Term Loans”). The Three-Year Term Loan bears interest at a variable rate which was 1.125% as of April 27, 2009. The Five-Year Term Loan bears interest at a variable rate which was 1.125% as of April 27, 2009. To the extent that there are additional proceeds remaining after the repayment of the Term Loans in full, they will be used for general corporate purposes. Neither offering is contingent on the completion of the other.

Affiliates of certain of the underwriters are lenders under the Term Loans and will receive a portion of the net proceeds from this offering, which are being applied to repay such debt. See “Underwriting.”

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2009 on:

•	an actual basis;

•

an as adjusted basis to give effect to the sale of the notes offered hereby (assuming no exercise of the underwriters’ over-allotment option for this offering) and the application of the net proceeds therefrom; and

•

an as further adjusted basis to give effect to both the sale of the notes offered hereby (assuming no exercise of the underwriters’ over-allotment option for this offering) and the concurrent Common Stock Offering (assuming an offering price of $29.03 per share, the last reported sale price of our common stock on the NYSE on April 24, 2009 and assuming no exercise of the underwriters’ over-allotment option for the Common Stock Offering) and the application of the net proceeds therefrom.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which are incorporated by reference in this document, and with the sections entitled “Description of notes” and “Description of common stock” in this prospectus supplement and the “Description of Debt Securities” and “Description of Capital Stock” in the accompanying prospectus.

	As of March 31, 2009
(dollars in millions)	Actual	As adjusted for this offering	As further adjusted for this offering and the Common Stock Offering

Total cash and cash equivalents	$1,131	$1,131	$1,266

Debt:
% Convertible Notes due 2014	—	300	300
Term Loan due 2010	180	0	0
Term Loan due 2012	475	364	0
6.65% Senior Notes due 2037	350	350	350
7.00% Senior Notes due 2018	500	500	500
6.05% Senior Notes due 2017	450	450	450
5.65% Senior Notes due 2013	300	300	300
Environmental revenue bonds	458	458	458
Province note(1)	119	119	119

USSK revolver(2)	266	266	266

Other debt and capital leases	68	68	68
Less discounts and fair value adjustment	42	42	42

Total Debt	$3,124	$3,133	$2,769

	As of March 31, 2009
(dollars in millions)	Actual	As adjusted for this offering	As further adjusted for this offering and the Common Stock Offering

Stockholders’ equity:
Common stock issued (par value $1 per share; 400,000,000 shares authorized, 123,785,911 shares issued, 116,174,653 shares outstanding, actual and as adjusted; 400,000,000 shares authorized, 141,785,911 shares issued, 134,174,653 shares outstanding, as further adjusted)	124	124	142
Treasury stock, at cost	(613)	(613)	(613)
Additional paid-in capital	2,998	2,998	3,479
Retained earnings	5,192	5,192	5,192
Accumulated other comprehensive loss	(3,322)	(3,322)	(3,322)
Total stockholders’ equity	$4,379	$4,379	$4,878
Total capitalization	$7,503	$7,512	$7,647

(1)	Based on the exchange rate of US$0.7935 for each C$1.00 as of March 31, 2009.

(2)	Based on the exchange rate of US$1.3308 for each €1.00 as of March 31, 2009.

Description of notes

The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus following the caption “Description of the Debt Securities.”

For purposes of this description, references to “the Company,” “we,” “our” and “us” and similar words refer only to United States Steel Corporation and not to any of its subsidiaries.

The notes will be issued under an indenture dated May 21, 2007 (the “base indenture”), as supplemented by a Third Supplemental Indenture to be executed as of the closing of this offering, between us and The Bank of New York Mellon (formerly The Bank of New York), as trustee (together with the base indenture, the “indenture”). The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed a form of the indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description summarizes selected provisions of the indenture and the notes. It does not restate the indenture or the terms of the notes in their entirety. We urge you to read the forms of the indenture and the notes because the indenture and the notes fully define the rights of noteholders.

General

The notes

•	will be general unsecured obligations of the Company;

•	will rank as described in “—Ranking” below;

•	will initially be limited to an aggregate principal amount of $300,000,000 (or $345,000,000 if the underwriters’ over-allotment option with respect to the notes is exercised in full);

•	will bear interest at a rate of % per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2009;

•	will mature on May 15, 2014 (the “stated maturity date”), unless earlier converted or repurchased;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-entry issuance.”

Subject to fulfillment of certain conditions and during the period described below, the notes may be converted into shares of our common stock initially at a conversion rate of              shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). The conversion rate is subject to adjustment if certain events occur. A holder surrendering its notes for conversion will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Covenants—Limitation on liens,” “—Covenants—Limitation on sale and leaseback transactions,” “—Fundamental change permits holders to require us to purchase notes” and “—Merger, consolidation or sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, from time to time, without notice to, or the consent of, the holders of the notes, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to the holders of the notes.

The terms of the notes allow us to reduce or otherwise set-off against any payments made or deemed made by us to a holder in respect of the notes or common stock for any amounts we believe we are required to withhold by law. For example, non-United States holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. Holders of convertible debt instruments such as the notes may be deemed to receive taxable distributions if the conversion rate of such instruments is adjusted (or not adjusted) even though such holders do not receive any actual cash or property. In this case, United States holders may be subject to U.S. federal backup withholding tax and non-United States holders may be subject to U.S. federal withholding tax with respect to such deemed distributions. See generally the discussion under the heading “Certain United States federal income and estate tax considerations.”

Prior to or upon the occurrence of any event that results in an actual or deemed payment by us to a holder in respect of the notes or common stock, the terms of the notes allow us (or the trustee or other paying agent acting on our behalf) to request a holder to furnish any appropriate documentation that may be required in order to determine our withholding obligations under applicable law (including, without limitation, a U.S. Internal Revenue Service Form W-9, Form W-8BEN, Form W-8ECI, as appropriate). Upon the receipt of any such documentation, or if no such documentation is provided, we (or the trustee or other paying agent acting on our behalf) will withhold from any actual or deemed payments by us to a holder in respect of the notes or common stock to the extent required by applicable law. See generally the discussion under the heading “Certain United States federal income and estate tax considerations.”

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Ranking

The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future senior and unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the notes then outstanding. Because we generally stand as an equity holder, rather than a creditor, of our operating subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders.

As of March 31, 2009, we had an aggregate of approximately $2,781 million of senior indebtedness outstanding (including approximately $1,600 million of senior notes, $655 million of Term Loans, $458 million of obligations relating to environmental revenue bonds and $68 million of obligations under our capital leases and other debt, excluding intercompany liabilities). As of March 31, 2009, our subsidiaries had an aggregate of approximately $385 million of indebtedness outstanding, which included €200 million (approximately $266 million using exchange rates as of March 31, 2009) outstanding on USSK’s three-year unsecured revolving credit facility and C$150 million (approximately $119 million using exchange rates as of March 31, 2009) outstanding on a loan owed to the Province of Ontario by U. S. Steel Canada Inc.

Lenders holding a majority of the commitments under our Credit Facility and a majority of the debt outstanding under each of our Term Loans consented to an amendment which, among other things, would require us to grant to our lenders a security interest in all of our United States inventory, the proceeds thereof and in our accounts receivable to the extent they are not sold under our Receivables Purchase Agreement. At March 31, 2009, we had no borrowings outstanding under our Credit Facility. At March 31, 2009, our Three-Year Term Loan had $180 million outstanding and our Five-Year Term Loan had $475 million outstanding. We intend to repay the Term Loans with the proceeds of this offering and the concurrent Common Stock Offering. See “Use of proceeds.” The notes will be effectively subordinated to the Credit Facility and any remaining Term Loans to the extent of the value of this collateral.

Interest

The notes will bear interest at a rate of             % per year. Interest on the notes will accrue from and including May     , 2009 or from and including the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 15 and November 15 of each year (each such date, an “interest payment date”), beginning November 15, 2009. At our election, we will pay additional interest, if any, under the circumstances described under “—Events of default.”

Interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date (each such date, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change as defined in “— Fundamental change permits holders to require us to purchase notes”) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date would fall on a day that is not a business day, the required payment of interest (and additional interest), if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date to such next succeeding business day. If a fundamental change purchase date would fall on a day that is not a business day, the Company will purchase the notes on the next succeeding business day, and no interest or additional interest will accrue for the period from the earlier fundamental change purchase date to such next succeeding business day. The Company will pay the fundamental change purchase price promptly following the later of such next succeeding business day or the time of book-entry transfer or the delivery of the notes as described in “—Fundamental change permits holders to require us to purchase notes.” The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

No optional redemption

No sinking fund is provided for the notes.

The notes will not be redeemable prior to their applicable stated maturity date.

Conversion rights

General

Prior to the close of business on the second scheduled trading day preceding the maturity date of the notes, the notes will be convertible at any time at the option of the holder. The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). The trustee will initially act as the conversion agent.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price (as defined below) of the common stock on the relevant conversion date. Our delivery to you of the full number of shares of our common stock, together with any cash payment for any fractional shares, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder in accordance with the terms of the indenture.

Upon conversion of a note, except in the limited circumstances described below, the holder of such note will not be entitled to any separate cash payment for accrued and unpaid interest or additional interest, if any. If notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on such interest payment date on the notes so converted; provided that no such payment need be made

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of our common stock on that trading day as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant trading day, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant trading day as reported by the National Quotation Bureau or similar organization selected by us. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For purposes hereof, “trading day” means a day during which (i) trading in securities generally occurs on the principal United States national or regional securities exchange on which our common stock is then listed or admitted for trading or, if our common stock is not then listed or admitted for trading on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a business day.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

Upon conversion of the notes, we will deliver to a converting holder a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. We will deliver such shares of common stock on the third business day immediately following the relevant conversion date. We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based upon the last reported sale price on the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to such notes; provided, however, that a converting noteholder will become the record holder of any shares of our common stock due upon such conversion as of the relevant conversion date.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x OS1

                        OS0

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution or the effective date of such share split or combination, as applicable

CR1 =	the conversion rate in effect immediately after such ex-dividend date or effective date, as applicable

OS0 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable

OS1 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable, after giving pro forma effect to such dividend, distribution, share split or share combination

(2) If we distribute to holders of all or substantially all of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 = CR0 x OS0 + X

                         OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after such ex-dividend date

OS0 =	the number of shares of our common stock outstanding immediately after such ex-dividend date

X =	the total number of shares of our common stock issuable pursuant to such rights or warrants

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the distribution of such rights or warrants

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to holders of all or substantially all of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	as described below in this paragraph (3) with respect to spin-offs;

then the conversion rate will be adjusted based on the following formula:

                         SP0

CR1 = CR0 x SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after such ex-dividend date

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

                        FMV0 + MP0

CR1 = CR0 x             MP0

where,

CR0 =	the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of the spin-off

CR1 =	the conversion rate in effect immediately after the effective date of the spin-off

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period from, and including, the effective date of the spin-off

MP0 =	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period from, and including, the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off and shall be applied on a retroactive basis from, and including, the effective date of the spin-off.

(4A) If any regular quarterly cash dividend or distribution made to holders of all or substantially all of our common stock is in excess of $0.05 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formulas:

                       SP0

CR1 = CR0 x SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C =	the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4A).

(4B) If we pay any cash dividend or distribution that is not a regular quarterly cash dividend or distribution to holders of all or substantially all of our common stock, the conversion rate will be adjusted based on the following formula:

                        SP0

CR1 = CR0 x SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C =	the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

                    AC + (SP1 x OS1)

CR1 = CR0 x       OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the effective date of the adjustment

CR1 =	the conversion rate in effect immediately after the effective date of the adjustment

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares accepted for purchase or exchange in such tender or exchange offer

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the reduction of shares accepted for purchase or exchange in such tender or exchange offer)

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires and shall be applied on a retroactive basis from, and including, the trading day next succeeding the date such tender or exchange offer expires.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. If we pay withholding taxes on your behalf as a result of an adjustment to the conversion rate of the notes, we may, at our option and pursuant to certain provisions of the indenture, set-off such payments against payments of cash and common stock on the notes. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States federal income and estate tax considerations.”

We have a rights plan relating to our common stock. For a description of the rights plan, see page 12 of the accompanying prospectus. To the extent that this rights plan or another rights plan is in effect upon conversion of the notes into common stock, holders that convert their notes will receive, in addition to our common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon the earlier of (1) any conversion of notes or (2) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%. Except as described below in this section, in “—Recapitalizations, reclassifications and changes of our common stock” and in “—Adjustment to shares delivered upon conversion upon certain fundamental changes,” we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets, or (B) any statutory share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries, then, at the effective time of the transaction, the right to convert a note will be changed into, with respect to each $1,000 in principal amount of notes, a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate last reported sale prices over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective at any time during the period from which such prices are to be calculated. Such adjustments will be effective as of the effective date of the adjustment to the conversion rate.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If a “fundamental change” occurs and a holder elects to convert its notes in connection with such fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date.

Upon surrender of notes for conversion in connection with a fundamental change, we will deliver shares of common stock, including the additional shares, as described under “—Conversion rights—Payment upon conversion.” However, if the consideration for our common stock in any fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (1) or (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the effective date of the fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Stock price on fundamental change date

Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$
May , 2009
May 15, 2010
May 15, 2011
May 15, 2012
May 15, 2013
May 15, 2014

The exact stock prices and effective dates may not be set forth in the table above, in which case the following shall apply:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the notes exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth above under “—Conversion rate adjustments.”

In addition, if a holder of notes elects to convert its notes prior to the effective date of any fundamental change, and the fundamental change does not occur, such holder will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Our obligation to increase the conversion rate as described above could discourage a potential acquirer of us. The provisions with respect to the adjustment to the conversion rate upon a fundamental change, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, each holder will have the right, at that holder’s option, to require us to purchase for cash any or all of that holder’s notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, if any, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of all shares of our common equity entitled to vote generally in the election of directors, unless such beneficial ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; and provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

(2) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries, other than any transaction:

•	involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•

where the holders of more than 50% of all classes of our common equity immediately prior to such transaction that is a statutory share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent entity thereof immediately after such transaction; or

•

that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3) our common stock (or other capital stock or American Depositary Receipts into which the notes are then convertible pursuant to the terms of the indenture) ceases to be listed on a United States national or regional securities exchange.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if 90% or more of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting the fundamental change consists of shares of capital stock or American Depositary Receipts traded on a United States national or regional securities exchange or which will be so traded when issued or exchanged in connection with the transaction that would otherwise be a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, a holder must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must include the following information:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of the holder’s notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the holder’s notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall include the following information:

•	the principal amount of the withdrawn notes;

•

if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC, Clearstream and/or Euroclear procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. A holder of notes that has exercised the purchase right will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the second business day following the fundamental change purchase date, then the following shall occur:

•

the notes tendered for purchase and not withdrawn will cease to be outstanding and interest, including additional interest, if any, will cease to accrue on such notes on the fundamental change purchase date (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holders with respect to the notes tendered for purchase and not withdrawn will terminate on the fundamental change purchase date (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required do the following:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition or the value of the notes. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price or be able to arrange for financing to pay the purchase price in connection with a tender of notes for purchase. Our ability to repurchase the notes for cash may be limited by the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks related to an investment in the notes and our common stock — We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon the repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Covenants

Except as described in “—Limitation on liens” and “—Limitation on sale and leaseback transactions,” neither the Company nor any of its subsidiaries will be restricted by the indenture from any of the following:

•	incurring any indebtedness or other obligation;

•	paying dividends or making distributions on the Company’s capital stock or the capital stock of any of its subsidiaries; or

•	purchasing or redeeming the Company’s capital stock or the capital stock of any of its subsidiaries.

In addition, the Company will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness or value of the notes, except to the limited extent described following the caption “—Fundamental change permits holders to require us to purchase notes.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent described following the caption “—Fundamental change permits holders to require us to purchase notes.”

The indenture will contain the following principal covenants:

Limitation on liens

The Company will not incur, and will not permit any of its Subsidiaries to incur, any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of the Company or any Principal Property of a Subsidiary or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of the Company, any other indebtedness of the Company or any Subsidiary ranking equally in right of payment with the notes) are equally and ratably secured with or, at the option of the Company, prior to, such indebtedness.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of such Lien.

The foregoing restriction does not apply, with respect to any person, to any of the following:

(1) leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to The Depository Trust Company, or DTC;

(3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not Incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(5) Liens securing indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person;

provided, however, that the Lien may not extend to any other property owned by such person at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(6) Liens existing on the issue date of the notes;

(7) Liens on property or shares of capital stock of another person at the time such other person becomes a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(8) Liens securing industrial revenue or pollution control bonds issued for the benefit of the Company;

(9) Liens on property at the time such person or any of its subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such person or a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(10) Liens securing indebtedness or other obligations of a subsidiary of such person owing to such person or a wholly-owned subsidiary of such person;

(11) Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any indebtedness secured by any Lien referred to in the foregoing clauses (5), (6), (7), (8) or (9); provided, however, that: (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the indebtedness described in clauses (5), (6), (7), (8) or (9) at the time the original Lien became a Lien permitted under the indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(12) Liens on assets subject to a sale and leaseback transaction securing attributable debt permitted to be incurred as described following the caption “—Covenants—Limitation on sale and leaseback transactions.”

Notwithstanding the foregoing restrictions, the Company and its Subsidiaries will be permitted to incur indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, if any, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on sale and leaseback transactions” covenant, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on sale and leaseback transactions

The Company will not directly or indirectly, and will not permit any of its Subsidiaries that own a Principal Property directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of issuance of the notes (other than any additional notes);

(2) such transaction was for the sale and leasing back to the Company or one of its Subsidiaries of any property by the Company or one of its Subsidiaries;

(3) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(4) the Company would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the last paragraph of the “—Limitation on liens” covenant already described; or

(5) the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, the Company may deliver notes of both series to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the last paragraph of the “—Limitation on liens” covenant already described, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

Definitions

The indenture will contain the following defined terms:

“Attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“Currency agreement” means in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging obligation” means the obligations of any person pursuant to any interest rate agreement or currency agreement.

“Holder” means the person in whose name a note of either series is registered on the security register books.

“Incur” means issue, assume, guarantee or otherwise become liable for Indebtedness.

“Indebtedness” means, with respect to any person, obligations of such person for borrowed money (including without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Interest rate agreement” means, in respect of a person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity owning a majority of the shares of securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both by the parent.

Merger, consolidation or sale of assets

The Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey substantially all of its assets to another person or group of affiliated persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if (i) the Company is the continuing person or the successor person (if other than the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the indenture, including payment of the principal and interest on the notes, and the performance and observance of all of the covenants and conditions of the indenture to be performed by the Company and (ii) there is no default under the indenture. Upon such a succession, the Company will be relieved from any further obligations under the indenture. For purposes of this paragraph, “substantially all of its assets” means, at any date, a portion of the non-current assets reflected in the Company’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

Each of the following is an event of default under the indenture:

(1) default in the payment of interest on the notes when due, continuing for 30 days;

(2) default in the payment of principal of or premium, if any, on the notes when due;

(3) failure by us in the performance of any other covenant or warranty in the notes or in the indenture that continues for a period of 90 days after notice of such failure as provided in the indenture;

(4) failure by us to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and the default continues for a period of three business days after there has been given, by registered or certified mail, to us by the trustee or by such holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(5) failure by us to give a fundamental change notice as described under “—Fundamental change permits holders to require us to purchase notes” when due;

(6) failure by us to repurchase notes of such series tendered for repurchase following the occurrence of a fundamental change in conformity with the covenant described under the caption “—Fundamental change permits holders to require us to purchase notes;”

(7) failure by the Company or any of its subsidiaries to pay any indebtedness for borrowed money, within any applicable grace period after final maturity or the acceleration by the holders thereof, if the total amount of such indebtedness unpaid or accelerated exceeds $100 million; or

(8) certain events of bankruptcy, insolvency or reorganization occur.

For a description of the remedies available to holders of the notes as a results of an event of default, see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

If an event of default regarding the notes should occur and be continuing, either the trustee or the holders of not less than 25% in the principal amount of outstanding notes may declare the notes due and payable.

Holders of a majority in principal amount of the outstanding notes will be entitled to control certain actions of the trustee under the indenture and to waive certain past defaults regarding such notes. The trustee generally cannot be required by any of the holders of the notes to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity reasonably satisfactory to it.

Before any holder of the notes may institute action for any remedy, except payment on such holder’s notes when due, the holders of not less than 25% in principal amount of the notes outstanding must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “—Reports” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. If we so elect, such additional interest will accrue on all outstanding notes from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or waived by the holders of a majority in principal amount of the outstanding notes). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or waived by the holders of a majority in principal amount of the outstanding notes prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or waived prior to such 120th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

Modification and amendment

In addition to the provisions of the indenture described under “Description of the Debt Securities—Modification of the Indentures” in the accompanying prospectus, the Company and the trustee may, without the consent of the holders of the notes, modify the indenture or enter into or modify any supplemental indenture to conform the provisions of the indenture to the “Description of Notes” section in this prospectus supplement.

In addition to the provisions of the indenture described under “Description of the Debt Securities—Modification of the Indentures” in the accompanying prospectus, the following provisions of the notes may not be modified without the consent of each holder of an outstanding note affected thereby:

(1) make any change that adversely affects the conversion rights of any notes or

(2) the reduction of the fundamental change purchase price of any note or the amendment or modification in any manner adverse to the holders of notes the Company’s obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

Defeasance

The defeasance provisions described in the second paragraph under “Description of the Debt Securities—Satisfaction and Discharge; Defeasance and Covenant Defeasance” in the accompanying prospectus will not apply to the notes.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or the indenture. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of the notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the notes upon the request of that holder.

Reports

The indenture governing the notes provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be delivered by us to the trustee within 15 days after the same are required to be filed with the SEC.

Trustee

The Bank of New York Mellon will be the trustee, security registrar, paying agent and conversion agent for the notes. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates. In addition, our Chairman of the Board of Directors and Chief Executive Officer, John Surma, is a director of an affiliate of the trustee.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and transfer

You may exchange or transfer the notes in accordance with the indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “—Book-entry issuance.”

Paying and paying agents

The Bank of New York Mellon will act as our paying agent for the notes. We may choose to pay interest by mailing checks or making wire or other electronic funds transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices and may cancel or change these offices, including any use of the trustee’s corporate trust office. We may appoint or change any paying agent without prior notice to any note holder.

Book-entry issuance

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositories”), which U.S. Depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global notes will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by a global note can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that that global note will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

We will make principal and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of

Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the notes are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Description of common stock

Please read the information discussed under the heading “Description of capital stock” beginning on page 11 of the accompanying prospectus, which the following information supplements and, in the event of inconsistencies, supersedes. The following description does not purport to be complete and, except as noted above, should be read in conjunction with the description in the prospectus.

General

The authorized capital stock of U. S. Steel consists of 40 million shares of preferred stock, without par value, and 400 million shares of common stock with a par value of $1.00 per share. As of March 31, 2009, there were no shares of preferred stock outstanding and 116,174,653 shares of common stock outstanding.

Upon completion of the Common Stock Offering, 134,174,653 shares of our common stock will be outstanding, based on the number of shares outstanding at March 31, 2009 (assuming no exercise of the underwriters’ over-allotment option for the Common Stock Offering, no exercise of stock options granted to employees, of which approximately 820,000 shares were exercisable at a weighted average exercise price of $47.51 as of March 31, 2009, and excluding shares available for future option grants and shares issuable upon conversion of the notes). See “Risk factors—Risks related to an investment in the notes and our common stock—There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the notes.”

Stock transfer agent and registrar

Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075 serves as the transfer agent and registrar for our common stock and preferred stock. The telephone number for Wells Fargo Shareowner Services is (800)-401-1957.

Delaware law, our certificate of incorporation and by-laws contain provisions that may have an anti-takeover effect

Certain provisions of Delaware law and our certificate of incorporation could make more difficult or delay a change in control of U. S. Steel by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of U. S. Steel and its stockholders.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

Prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder;

•

Upon consummation of the transaction which resulted in the stockholders becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

At or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws. Our certificate of incorporation provides that our board of directors is classified into three classes of directors, each class consisting of approximately one-third of the directors. Directors serve a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Board classification could prevent a party who acquires control of a majority of U. S. Steel’s outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains that control.

Our certificate of incorporation also provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

Our by-laws provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at a meeting of stockholders. In general, a stockholder’s notice of a director nomination or proposal will be timely if delivered or mailed to our Secretary at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the date on which the proxy materials for the preceding year’s annual meeting were first mailed. These provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors at these meetings.

Our certificate of incorporation and by-laws do not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Our certificate of incorporation provides for the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, our authorized but unissued shares of our common stock will be available for issuance from time to time at the discretion of our board of directors without the approval of our stockholders, unless such approval is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved shares of our common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of USS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of U. S. Steel.

Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. The certificate of incorporation also provides that directors may be removed from office only with cause. These provisions preclude stockholders from removing directors without cause and filling vacancies with their own nominees.

Rights Plan. Our rights will permit disinterested stockholders to acquire additional shares of U. S. Steel, or of an acquiring company, at a substantial discount in the event of certain changes in control. See “Description of Capital Stock—Rights Plan” in the accompanying prospectus.

Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of our shares of common stock because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

Certain United States federal income

and estate tax considerations

This section describes the material United States federal income and estate tax consequences of owning the notes we are offering. It applies only to a holder that acquires notes in the offering at the offering price listed on the cover page hereof and that holds its Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a person liable for alternative minimum tax;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a United States person whose functional currency for tax purposes is not the United States dollar; or

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment company; or

•	a United States expatriate.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in such an entity or arrangement holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES IN THEIR PARTICULAR CIRCUMSTANCES UNDER THE CODE AND UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

United States holders

This subsection describes the tax consequences to a United States holder. A holder is a “United States holder” if that holder is a beneficial owner of a note and is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation or an entity treated as a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Payments of interest

We expect that the first price at which a substantial amount of the notes is sold to persons (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) will equal the stated principal amount of the notes or an amount which is at a de minimis discount thereto. Thus, stated interest payments on the notes generally will be taxable as ordinary income at the time the interest accrues or is received in accordance with a holder’s regular method of accounting for United States federal income tax purposes. If, contrary to current expectations, the notes are issued at a discount in excess of a de minimis amount, then a United States holder generally will be required to include such discount in gross income, as it accrues, in accordance with a constant yield method based on a compounding of interest in advance of the receipt of cash attributable to that income.

Purchase, sale and retirement of the notes

A holder’s tax basis in a note will generally be the cost of the note. A holder will generally recognize gain or loss on the sale, retirement or other taxable disposition of a note equal to the difference between the amount realized on the sale, retirement or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as such to the extent not previously included in income) and the holder’s tax basis in the note. Such gain or loss will be capital gain or loss. Capital gain of a noncorporate United States holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Conversion of the notes

A holder’s conversion of a note will not be a taxable event, except that (1) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States holder’s tax basis in the fractional share) and (2) the fair market value of any common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).

A holder’s tax basis in common stock received (other than any common stock received with respect to accrued interest, the tax basis of which would equal the fair market value of the stock received) will be the same as the United States holder’s basis in the note at the time of conversion, reduced by any basis allocated to a fractional share.

The holder’s holding period for the common stock received will include the Unites States holder’s holding period for the convertible note converted, except that the holding period for any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of notes—Adjustment to shares delivered upon conversion upon certain fundamental changes”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the United States holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to a United States holder would be eligible for the preferential rates of United States federal income tax. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Backup withholding and information reporting

In general, in the case of a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on the notes. In addition, we and other payors are generally required to report to the Internal Revenue Service any payment of proceeds of the sale of the notes before maturity within the United States. Backup withholding may also apply to any payments if the holder fails to provide an accurate taxpayer identification number or the holder is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Non-United States holders

The following is a summary of the United States federal tax consequences that will apply to a non-United States holder (as defined herein) of notes or shares of common stock. The term

“non-United States holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a United States holder. Special rules may apply to certain non-United States holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments of interest

The 30% United States federal withholding tax will not apply to any payment to a non-United States holder of interest on a note under the “portfolio interest rule” provided that:

•	interest paid on the note is not effectively connected with the holder’s conduct of a trade or business in the United States,

•

the holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	the holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

either (a) the holder provides its name and address on an Internal Revenue Service Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that such holder is not a United States person or (b) the holder holds the notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-United States holders that are pass-through entities rather than corporations or individuals.

If a non-United States holder cannot satisfy the requirements described above, payments of interest made to the holder will be subject to the 30% United States federal withholding tax, unless the holder provides us with a properly executed:

•	Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States.

The 30% United States federal withholding tax generally will not apply to any gain that a non-United States holder realizes on the sale, exchange, retirement or other disposition of a note.

If a non-United States holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then the holder will be subject to United States federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—Payments of interest” are satisfied) in the same manner as if the non-United States holder were a United States person as defined under the Code. In addition, if a non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and constructive dividends

Any dividends paid to a non-United States holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “—United States holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-United Sates holder, including, but not limited to, interest payments, shares of common stock or sales proceeds subsequently paid or credited to such holder. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-United States holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-United States holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, exchange, redemption or other disposition of notes or shares of common stock

A non-United States holder will recognize gain on the sale, exchange, redemption or other taxable disposition of a note or of shares of common stock issued on a conversion of a note. Nevertheless, such gain generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with the holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

If a non-United States holder is an individual described in the first bullet point above, the holder will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated United States federal income tax rates. If a non-United States holder is an individual described in the second bullet point above, the holder will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. If a non-United States holder is a foreign corporation that falls under the first bullet point above, the holder will be subject to tax on its net gain in the same manner as if the holder were a United States person as defined under the Code and, in addition, the holder may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Any amounts which a non-United States holder receives on the sale, exchange, redemption or other disposition of a note which is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under “—Payments of interest.”

We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for United States federal income tax purposes.

Conversion of the notes

A non-United States holder’s conversion of a note will not be a taxable event, except that (1) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the holder’s tax basis in the fractional share) that will be treated in accordance with the rules described above under “—Sale, exchange, redemption or other disposition of notes or shares of common stock” and (2) the fair market value of any common stock received with respect to accrued interest will be taxable as a payment of interest in accordance with the rules for taxation of interest described above under “—Payments of interest.”

United States federal estate tax

A non-United States holder’s estate will not be subject to United States federal estate tax on notes beneficially owned by the holder at the time of the holder’s death, provided that any payment to such holder on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—Payments of interest” without regard to the statement requirement described in the last bullet point. However, shares of common stock held by a non-United States holder at the time of the holder’s death will be included in the holder’s gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

Generally, we must report to the Internal Revenue Service and to a non-United States holder the amount of interest and dividends paid to a non-United States holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-United States holder resides under the provisions of an applicable income tax treaty.

In general, a non-United States holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder provided that we do not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, and we have received from the holder the statement described above in the last bullet point under the “portfolio interest rule” described under “—Payments of interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the non-United States holder is a United States person, as defined under the Code, or the non-United States holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against non-United States holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Underwriting

We intend to offer the notes described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal amount of notes

J.P. Morgan Securities Inc.	$

Morgan Stanley & Co. Incorporated

Goldman, Sachs & Co.

Total	$

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment option

The underwriters have an option to buy up to an additional $45,000,000 aggregate principal amount of the notes from us to cover sales of the notes by the underwriters which exceed the amount of the notes specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any amount of the notes is purchased with this over-allotment option, the underwriters will purchase the notes in approximately the same proportion as show in the table above. If any additional amount of the notes is purchased, the underwriters will offer the additional amount of the notes on the same terms as those on which the notes are being offered.

Commissions and discounts

The underwriters have advised us that they propose to initially offer the notes a the public offering prices on the cover page of the prospectus supplements, and to dealers at those prices less a concession not in excess of         % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of         % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Without over-allotment exercise		With full over-allotment exercise
Per Note		$	$
Total	$		$

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $         and are payable by us.

New Issue of notes

The notes are a new issue of securities for which there is no established public market. We do not intend to apply for a listing of the notes on any national securities exchange or to arrange for quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to do so and they may discontinue their market-making activities at any time without notice. Accordingly, an active public trading market for the notes may not develop and the market price and liquidity of the notes may be adversely affected.

No sale of similar securities

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement.

We, our directors and executive officers, and certain of our significant shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the foregoing restrictions shall not apply to us with respect to (1) our sale of common stock in the Common Stock Offering, (2) the issuance of the notes sold in this offering, (3) the grant of options, awards of restricted stock and restricted stock units or the issuance of shares of our common stock to employees or directors by us in the ordinary course of business or pursuant to any of our employee plans existing at the time of this offering, including, but not limited to, our employee stock option plan, our dividend reinvestment and stock purchase plan and our 401(k) plan and (4) the issuance by us of shares of our common stock upon the exercise of options granted under our employee plans. In addition, notwithstanding the lock-up agreements applicable to our directors and executive officers, the underwriters have agreed that such directors and officers may transfer (a) shares of common stock (or stock options exercisable for common stock) by gift (including charitable donations or gifts) or for estate planning purposes (provided that each donee or distributee agrees to be bound by the lock-up agreement), and (b) shares of our common stock for the purpose of settling taxes owed in respect of the exercise of stock options that expire during the 90-day period referred to above and awards of restricted stock and restricted stock units that occur during such period, provided that in the case of clauses (a) and (b) above, no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the 90-day period referred to above).

Price stabilization and short positions

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell a principal amount of notes greater than the amount set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchase of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Electronic offer, sale and distribution of securities

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters. The underwriters may agree to allocate a number of notes for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Foreign jurisdictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the J.P. Morgan Securities Inc., for any such offer; or

•	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities, Inc., is an administrative agent and lender under our Term Loans. Morgan Stanley Bank, an affiliate of Morgan Stanley & Co. Incorporated, is a documentation agent and lender under our Term Loans. The proceeds from this offering, together with the proceeds from the concurrent Common Stock Offering, will be used to repay borrowings under our Term Loans. In addition, certain of the underwriters are acting as underwriters for the concurrent Common Stock Offering and will receive customary fees in connection therewith. Accordingly, because more than 10% of the net proceeds from this offering will be paid to affiliates of the underwriters, this offering is being made in compliance with Rule 5110(h) of the Financial Industry Regulatory Authority (“FINRA”) rules. Under certain circumstances, that rule requires that the yield at which the notes are to be distributed to the public can be no lower than that recommended by a “qualified independent underwriter,” as defined by FINRA. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement. We have agreed to indemnify Goldman, Sachs & Co. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act of 1933, as amended. See “Use of proceeds.”

Legal matters

The validity of the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by R.M. Stanton, Esq., Assistant General Counsel—Corporate and Assistant Secretary of U. S. Steel. Mr. Stanton, in his capacity as set forth above, is paid a salary, participates in various employee benefit plans offered by us and owns, and has options to purchase, common stock. Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania will pass upon certain legal matters for us in connection with the issuance of the notes. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with the issuance of the notes.

Experts

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report to Stockholders) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

United States Steel Corporation

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may from time to time offer and sell senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units or any combination of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “X.”

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

The date of this Prospectus is March 5, 2007.

ABOUT THIS PROSPECTUS

This prospectus is a part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may offer and sell, at any time or from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of those securities, including, where applicable, the following:

The type and amount of securities that we propose to sell;

•	The initial public offering price of the securities;

•	The names of any underwriters or agents through or to which we will sell the securities;

•	The compensation of those underwriters or agents; and

•	Information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

The prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus together with the additional information described below under the heading “Where You Can Find More Information.”

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a free writing prospectus, post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may be then permitted under applicable laws, rules or regulations.

WHERE YOU CAN FIND MORE INFORMATION

United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

(a)	Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	Proxy Statement on Form 14A dated April 25, 2006;

(c)	Current Reports on Form 8-K filed on January 3, 2007; and

(d)	The description of our common stock and preferred stock purchase rights contained in our registration statement on Form 8-A12B/A (Amendment No. 1) filed with the SEC on December 31, 2001.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost.

Requests for documents should be directed to:

United States Steel Corporation

Shareholder Services

600 Grant Street, Room 611

Pittsburgh, Pennsylvania 15219-2800

(412) 433-4801

(866) 433-4801 (toll free)

(412) 433-4818 (fax)

FORWARD-LOOKING STATEMENTS

We include “forward-looking” statements concerning trends, market forces, commitments, material events, and other contingencies potentially affecting our future performance in our annual and quarterly reports, press releases and other statements incorporated by reference in this prospectus. These statements include, without limitation, statements regarding our general business strategies; financing decisions; projections of levels of revenues, income from operations, income from operations per ton, net income or earnings per share; levels of capital, environmental or maintenance expenditures; levels of employee benefits; the success or timing of completion of ongoing or anticipated capital or maintenance projects; levels of raw steel production capability; prices; production; shipments; labor and raw material costs; availability of raw materials; the acquisition, idling, shutdown or divestiture of assets or businesses; the effect of restructuring or reorganization of business components and cost reduction programs; the effect of steel industry consolidation; the effect of potential legal proceedings on the business and financial condition; the effects of actions of third parties, such as competitors or foreign, federal, state or local regulatory authorities; the impact of import quotas, tariffs and other protectionist measures; and general economic conditions. These forward-looking statements are based on currently available competitive, financial and economic data and our operating plans and involve risks, uncertainties and assumptions. As a result, these statements are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law. Additional information regarding the risks and uncertainties that could impact our forward-looking statements is contained in our periodic filings with the SEC.

THE COMPANY

U. S. Steel is an integrated steel producer with major production operations in the United States and Central Europe. An integrated steel producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 19.4 million tons in the United States and 7.4 million tons in Central Europe. U. S. Steel is also engaged in several other business activities, most of which are related to steel manufacturing. These include the production of coke in both the United States and Central Europe; and the production of iron ore pellets from taconite, transportation services (railroad and barge operations) and real estate operations in the United States.

United States Steel Corporation is a Delaware corporation. Our principal offices are at 600 Grant Street, Pittsburgh PA 15219-2800 and our telephone number is (412) 433-1121.

References in this prospectus to the “Registrant,” “Company,” “United States Steel,” “U. S. Steel,” “USS,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

(Unaudited)

Continuing Operations

	Year Ended December 31,
	2006	2005	2004	2003		2002
Ratio of earnings to fixed charges (a)	11.08	10.19	8.88	(b	)	1.15
Ratio of earnings to combined fixed charges and preferred stock dividends (a)	10.47	8.68	7.92	(c	)	1.15

(a)	For the purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” are defined as income before income taxes and extraordinary items and before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, and capitalized interest, plus fixed charges, amortization of capitalized interest and distributions from equity investees. “Fixed charges” consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest. “Preferred dividends” consists of pretax earnings required to cover preferred stock dividends associated with the 7% Series B Mandatory Convertible Preferred Shares that were mandatorily converted into U. S. Steel common stock on June 15, 2006.
(b)	Earnings were deficient in covering fixed charges by $769 million for the year ended December 31, 2003.
(c)	Earnings were deficient in covering combined fixed charges and preferred stock dividends by $804 million for the year ended December 31, 2003.

USE OF PROCEEDS

The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or free writing prospectus applicable to a particular offering.

General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities (the “Debt Securities”) that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we can choose to issue securities in any other currency, including the euro.

The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture between The Bank of New York, or any successor trustee, and USS. We will issue the subordinated Debt Securities under a subordinated indenture between The Bank of New York, or any successor trustee, and USS. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as trustee.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the notes or bonds. See the information under the heading “Where You Can Find More Information” to contact us for a copy of the appropriate indenture.

General

The senior Debt Securities are unsubordinated obligations, will rank on par with all other debt obligations of USS and, unless otherwise indicated in the related Prospectus Supplement, will be unsecured. The subordinated Debt Securities will be subordinate, in right of payment to Senior Indebtedness. A description of the subordinated Debt Securities is provided below under “—Subordinated Debt Securities”. The specific terms of any subordinated Debt Securities will be provided in the related Prospectus Supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to the Registration Statement.

Terms

The indentures do not limit the principal amount of debt we may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by USS. Each Debt Security represented by a global security is referred to as a “Book-Entry Security.”

Debt Securities may be issued from time to time pursuant to this prospectus, and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the prospectus supplement for the specific terms of the Debt Securities offered including the following:

1.	Designation of an aggregate principal amount, purchase price, denomination and whether senior or subordinated;

2.	Date of maturity;

3.	If other than U.S. currency, the currency for which the Debt Securities may be purchased;

4.	The interest rate or rates and, if floating rate, the method of calculating interest;

5.	The times at which any premium and interest will be payable;

6.	The place or places where principal, any premium and interest will be payable;

7.	Any redemption or sinking fund provisions or other repayment obligations;

8.	Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

9.	The application, if any, of the defeasance provisions to the Debt Securities;

10.	If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

11.	Any obligation we may have to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

12.	Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

13.	Any additional covenants applicable to the Debt Securities being offered;

14.	Any additional events of default applicable to the Debt Securities being offered;

15.	The terms of subordination, if applicable;

16.	The terms of conversion, if applicable;

17.	Any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities; and

18.	Any other specific terms including any terms that may be required by or advisable under applicable law.

Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Certain Covenants of USS in the indentures

Payment

USS will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities. (Section 10.01) Unless otherwise provided in the prospectus supplement, USS will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment. (Section 3.07)

Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to USS at its request. After this occurs, the holder of that security must look only to USS for payment of that amount and not to the trustee or paying agent. (Section 10.03)

Merger and Consolidation

USS will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that USS may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if (i) USS is the continuing entity or the successor entity (if other than USS) is organized and existing under the laws of the United States of America, a State thereof or the District of Columbia and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by USS and (ii) there is no default under the applicable indenture. Upon such a succession, USS will be relieved from any further obligations under the applicable indenture. For purposes of this paragraph, “substantially all of its assets” means, at any date, a portion of the non-current assets reflected in USS’ consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66-2/3% of the total reported value of such assets. (Section 8.01)

Waiver of Certain Covenants

Unless otherwise provided in the prospectus supplement, USS may, with respect to the Debt Securities of any series, omit to comply with any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally.

Events of Default

An Event of Default occurs with respect to any series of Debt Securities when: (i) USS defaults in paying interest on the Debt Securities of such series when due, continuing for 30 days; (ii) USS defaults in paying principal of or premium, if any, on any of the Debt Securities of such series when due; (iii) USS defaults in making deposits into any sinking fund payment with respect to any Debt Security of such series when due, continuing for 30 days; (iv) failure by USS in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture; (v) certain events of bankruptcy, insolvency, or reorganization occur; or (vi) any other Event of Default provided with respect to Debt Securities of that series. (Section 5.01)

USS is required annually to deliver to the trustee officers’ certificates stating whether or not the signers have any knowledge of any default in the performance by USS of certain covenants. (Section 10.04)

If an Event of Default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of not less than 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable (Section 5.02).

No Event of Default regarding one series of Debt Securities issued under an indenture is necessarily an Event of Default regarding any other series of Debt Securities.

Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of Debt Securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity reasonably satisfactory to it (Section 6.02).

If an Event of Default occurs and is continuing regarding a series of Debt Securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of Debt Securities of such series (Section 5.06).

Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder’s Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 5.07 and 5.08).

Modification of the Indentures

Each indenture contains provisions permitting USS and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to USS; (b) to add to the covenants of USS further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon USS by that indenture; (c) to add any additional events of default with respect to all or any series of Debt Securities; (d) to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities; (f) to secure all or any series of Debt Securities; (g) to establish the forms or terms of the Debt Securities of any series; (h) to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; or (i) to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect. (Section 9.01)

USS and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each Debt Security affected thereby (i) extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require USS to repurchase that security, (ii) reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, (iii) modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under “Modification of the Indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, (iv) change any obligation of USS to maintain an office or agency, (v) change any obligation of USS to pay additional amounts, (vi) adversely affect the right of repayment or repurchase at the option of the Holder, or (vii) reduce or postpone any sinking fund or similar provision. (Section 9.02)

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Each indenture shall be satisfied and discharged if (i) USS shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and USS shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case USS shall have paid all other sums payable under that indenture. (Section 4.01)

Each indenture provides, if such provision is made applicable to the Debt Securities of a series, (i) that USS may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) (“defeasance”) or (B) to be released from its obligations with respect to such Debt Security under Section 8.01 of that indenture (being the restrictions described above under “Certain Covenants of USS in the indentures”) together with additional covenants that may be included for a particular series and (ii) that Sections 5.01(3), 5.01(4) (as to Section 8.01) and 5.01(7), as described in clauses (iii), (iv) and (vi) under “Events of Default,” shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, USS has delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures. (Section 13.04)

Record Dates

The indentures provide that in certain circumstances USS may establish a record date for determining the holders of outstanding Debt Securities of a Series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such Series.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

Subordination

Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Indebtedness. “Senior Indebtedness” is defined to mean, with respect to USS, the principal, premium, if any, and interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all Indebtedness of USS (including Indebtedness of others guaranteed by USS), whether outstanding on the date of the indenture or the date Debt Securities of any series are issued under the indenture or thereafter created, incurred or assumed, unless in any case in the instrument creating or evidencing any such Indebtedness or obligation or pursuant to which the same is outstanding it is provided that such Indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities or it is provided that such obligation is subordinated to Senior Indebtedness to substantially the same extent as the subordinated Debt Securities are subordinated to Senior Indebtedness.

Terms of Subordinated Debt Securities may contain Conversion or Exchange Provisions

The Prospectus Supplement for a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

Modification of the Indenture Relating to Subordinated Debt Securities

The subordinated indenture may be modified by USS and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under “—Modification of the indentures.” USS and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

Governing Law

The laws of the State of New York govern each indenture and will govern the Debt Securities. (Section 1.12)

Book-Entry Securities

The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the prospectus supplement.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither USS, the trustee nor any agent of USS or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies USS that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that Series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that Series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. USS understands that under existing industry practices, if USS requests any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Concerning the trustee

The Bank of New York is also trustee for our 10 3/4% Senior Notes due August 1, 2008, our 9 3/4% Senior Notes due May 15, 2010, a leveraged lease in which USS is the lessee and several series of obligations issued by various governmental authorities relating to environmental projects at various USS facilities. The Bank of New York is a lender under our revolving credit facility. USS and its subsidiaries also maintain ordinary banking relationships, including loans and deposit accounts, with The Bank of New York and anticipate that they will continue to do so.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the capital stock of USS included in its certificate of incorporation, but it is not complete. This description is qualified by reference to the certificate of incorporation, and the Rights Agreement (the “Rights Agreement”) between USS and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), that have been filed as exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the Delaware General Corporation law.

General

The authorized capital stock of USS consists of 40 million shares of preferred stock, without par value, and 400 million shares of common stock with a par value of $1.00 per share. As of February 26, 2007, there were no shares of preferred stock outstanding and 118,487,277 shares of common stock outstanding.

Preferred Stock

The preferred stock may be issued without the approval of the holders of common stock in one or more series, from time to time. The designation, powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock will be stated in a resolution providing for the issue of that series adopted by our board of directors and will be described in the appropriate prospectus supplement (if any), including the following:

1.	When to issue the preferred stock, whether in one or more series so long as the total number of shares does not exceed 40 million;

2.	The powers, preferences and relative participation, optional or other special rights, and qualifications, limits or restrictions on preferred stock;

3.	The dividend rate of each series, the terms of payment, the priority of payment versus any other class of stock and whether the dividends will be cumulative;

4.	Terms of redemption;

5.	Any convertible features;

6.	Any voting rights;

7.	Liquidation preferences; and

8.	Any other terms.

Holders of preferred stock will be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock.

The future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of USS.

Common Stock

The holders of common stock will be entitled to receive dividends when, as and if declared by the USS board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding. The holders of common stock will be entitled to one vote for each share on all matters voted on generally by stockholders under our certificate of incorporation, including the election of directors. Holders of common stock do not have any cumulative voting, conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of USS, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding. The issuance of additional shares of authorized stock by USS may occur at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of common stock.

Stock Transfer Agent and Registrar

USS acts as its own transfer agent at the following address: United States Steel Corporation, Shareholders Services Department, 600 Grant Street, Room 611, Pittsburgh, PA 15219-2800. USS is also the registrar for its common stock and preferred stock.

Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075 serves as co-transfer agent.

Rights Plan

The following is a brief description of the terms of the stockholders rights plan set forth in the Rights Agreement between USS and Mellon Investor Services LLC, as Rights Agent.

The purpose of the Rights Agreement is to:

•	Give our board of directors the opportunity to negotiate with any persons seeking to obtain control of USS;

•	Deter acquisitions of voting control of USS without assurance of fair and equal treatment of all USS stockholders; and

•	Prevent a person from acquiring in the market a sufficient amount of voting power to be in a position to block an action sought to be taken by our stockholders.

The exercise of the Rights would cause substantial dilution to a person attempting to acquire USS on terms not approved by our board of directors and would therefore significantly increase the price that person would have to pay to complete the acquisition. The Rights Agreement may deter a potential acquisition or tender offer.

Under the Rights Agreement, the Right to purchase from USS one-hundredth of a share of Series A Junior Preferred Stock, no par value (the “Junior Preferred Stock”), at a purchase price of $110 in cash, subject to adjustment, is attached to each share of common stock.

The Rights will expire at the close of business on December 31, 2011, unless that date is extended or the rights are earlier redeemed or exchanged by USS as described below.

Until the Rights are distributed, they will:

•	Not be exercisable;

•	Be represented by the same certificates that represent the common stock; and

•	Trade together with the common stock.

If the Rights are distributed, they will become exercisable, and USS would issue separate certificates representing the Rights, which would trade separately from USS’ common stock.

The Rights would be distributed upon the earlier of

•	10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired (except pursuant to a Qualifying Offer (defined in the

Rights Agreement as an all-cash tender offer for all outstanding shares of common stock meeting certain prescribed requirements)), or obtained the right to acquire, beneficial ownership of common stock representing 15% or more of the total voting power of all outstanding shares of common stock (the “Stock Acquisition Date”), or

•

10 business days (or upon such later date as may be determined by the board of directors) following the commencement of a tender offer or exchange offer (other than a Qualifying Offer) that would result in a person or a group beneficially owning common stock representing 15% or more of the total voting power of all outstanding shares of common stock.

However, an “Acquiring Person” will not include USS, any of its subsidiaries, any of its employee benefit plans or any person organized pursuant to those employee benefit plans or a person acquiring pursuant to a Qualifying Offer. The Rights Agreement also contains provisions designed to prevent the inadvertent triggering of the Rights by institutional or certain other stockholders.

If a person or group becomes the beneficial owner of common stock representing 15% or more of the total voting power of all outstanding shares of common stock (except pursuant to a Qualifying Offer), the Rights “flip-in” and entitle each holder of a Right (other than the Acquiring Person and certain related parties) to receive, upon exercise, common stock (or in certain circumstances, cash, property, or other securities of USS), having a value equal to two times the exercise price of the Right. However, Rights are not exercisable until such time as the Rights are no longer redeemable by USS as set forth below.

If at any time following the Stock Acquisition Date, (i) USS consolidates with, or merges with and into, any other person in a transaction in which USS is not the surviving corporation (other than a merger that follows a Qualifying Offer) or another person consolidates with, or merges with or into, USS and USS’ common stock is changed into or exchanged for securities of another person or cash or other property, or (ii) 50% or more of USS’ assets, earning power or cash flow is sold or transferred, the Rights “flip-over” and entitle each holder of a Right (other than an Acquiring Person and certain related parties) to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

USS reserves the right, before the occurrence of an event described in the two preceding paragraphs, to require that upon an exercise of Rights, a number of Rights be exercised so that only whole shares of Junior Preferred Stock would be issued.

At any time until the earlier of 10 business days following the Stock Acquisition Date and December 31, 2011 (subject to extension), USS may redeem the Rights in whole, but not in part, at a price of $.01 per whole Right payable in stock or cash or any other form of consideration deemed appropriate by its board of directors (the “Redemption Price”). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the holders of the Rights will have only the right to receive the Redemption Price.

The board of directors may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the outstanding and exercisable Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of common stock at an exchange ratio of one share of common stock for each Right (subject to certain anti-dilution adjustments). However, the board of directors may not effect such an exchange at any time any person or group beneficially owns common stock representing 50% or more of the total voting power of the common stock then outstanding. Immediately after the board of directors orders such an exchange, the right to exercise the Rights will terminate, and the holders of the Rights will have only the right to receive shares of common stock at the exchange ratio.

As long as the Rights are attached to shares of common stock, USS will issue Rights on each share of common stock issued prior to the earlier of the rights distribution date and the expiration date of the Rights so that all such shares will have attached Rights.

A holder of Rights will not, as such, have any rights as a shareholder of USS, including rights to vote or receive dividends.

The purchase price payable upon exercise of the Rights is subject to adjustment from time to time to prevent dilution, subject to the qualifications set forth in the rights agreement:

•	In the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock;

•

If holders of Junior Preferred Stock are granted certain rights or warrants to subscribe for Junior Preferred Stock or securities convertible into Junior Preferred Stock at less than the market price of the Junior Preferred Stock; or

•

Upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

At any time prior to the distribution of the Rights, the board of directors may amend any provision of the Rights Agreement. After the distribution of the Rights, the board of directors may amend the provisions of the Rights Agreement in order to:

•	Cure any ambiguity;

•	Correct any defective or inconsistent provision;

•	Shorten or lengthen any time period under the Rights Agreement, subject to the limitations specified in the rights agreement; or

•	Make changes that will not adversely affect the interests of the holders of Rights (other than an Acquiring Person and certain related parties);

provided, that no amendment may be made when the Rights are not redeemable.

The distribution of the Rights will not be taxable to USS or its stockholders. A stockholder may recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of USS or common stock of an acquiring company.

This description is only a summary of the material provisions of the rights agreement. We urge you to read the Rights Agreement because it, and not this description, defines your rights as holders of Rights. A copy of the Rights Agreement is available free of charge from the Rights Agent by writing to Mellon Investor Services, LLC at 500 Grant Street, Room 2122, Pittsburgh, Pennsylvania 15219 or from USS. (See “Where You Can Find More Information.”)

Delaware Law, Our Certificate of Incorporation and By-Laws Contain Provisions That May Have an Anti-Takeover Effect

Certain provisions of Delaware law and our certificate of incorporation could make more difficult or delay a change in control of USS by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of USS and of its stockholders.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination”

with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

Prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•

Upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

At or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws. Our certificate of incorporation provides that our board of directors is classified into three classes of directors, each class consisting of approximately one-third of the directors. Directors serve a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Board classification could prevent a party who acquires control of a majority of USS’ outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains that control.

Our certificate of incorporation also provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

Our by-laws provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at a meeting of stockholders. In general, a stockholder’s notice of a director nomination or proposal will be timely if delivered or mailed to our Secretary at our principal executive offices not less than 45 days and not more than 75 days prior to the first anniversary of the date on which the proxy materials for the preceding year’s annual meeting were first mailed and, in certain situations, 90 days, before the annual meeting or within 10 days following the announcement of the date of the meeting. These provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors at these meetings.

Our certificate of incorporation and by-laws do not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Our certificate of incorporation provides for the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, our authorized but unissued shares of our common stock will be available for issuance from time to time at the discretion of our board of directors without the approval of our stockholders, unless such approval is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved shares of our common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of USS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of USS.

Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. The certificate of incorporation also provides that directors may be removed from office only with cause. These provisions preclude stockholders from removing directors without cause and filling vacancies with their own nominees.

Our Rights will permit disinterested stockholders to acquire additional shares of USS, or of an acquiring company, at a substantial discount in the event of certain changes in control. See “Description of Capital Stock—Rights Plan.”

Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of our shares of common stock because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

Limitations of Liability and Indemnification Matters

Our certificate of incorporation provides that a director is not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. These provisions of our certificate of incorporation are intended to afford directors protection, and limit their potential liability, to the fullest extent permitted by Delaware law. Because of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of some of their fiduciary duties. These provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws.

In addition, our By-Laws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

We have obtained directors’ and officers’ insurance for our directors and officers for specified liabilities.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock that will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions on page 1 under the caption “Where You Can Find More Information.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

USS may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between USS and a bank or trust company selected by USS having its principal office in the United States and having a combined capital and surplus of at least $50 million, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of USS, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever USS redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

USS will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between USS and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares (other than certain changes in the fees of the preferred stock depositary) will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, as amended thereby. The deposit agreement may be terminated only if:

•	A final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of USS.

Charges of Preferred Stock Depositary, Taxes and Other Government Charges

USS will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. USS also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Appointment, Resignation and Removal of Depositary

USS will appoint the preferred stock depository. The preferred stock depositary may resign at any time by delivering to USS notice of its intent to do so and USS may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

USS will transmit to the record holders of depositary shares all notices and reports that USS is required to furnish to the holders of the depositary shares.

Neither the preferred stock depositary nor USS will be liable under the deposit agreement other than for its negligence or willful misconduct. The preferred stock depositary and USS will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. USS and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote any shares of preferred stock, as long as that action or non-action is in good faith.

DESCRIPTION OF WARRANTS

USS may issue Warrants for the purchase of Debt Securities, preferred stock or common stock (each a “USS Security,” and together the “USS Securities”). Warrants may be issued independently or together with any USS Security offered by any prospectus supplement and may be attached to or separate from any such USS Security. Each series of Warrants will be issued under a separate warrant agreement (a “Warrant Agreement”) to be entered into between USS and a bank or trust company, as warrant agent (the “Warrant Agent”). The Warrant Agent will act solely as an agent of USS in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of Warrants to purchase Debt Securities (“Debt Warrants”) will describe the terms of such Debt Warrants, including the following (if applicable): (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates, or Debt Securities that may be issued upon exercise of the Debt Warrants, will be issued in registered or bearer form; (k) information with respect to book-entry procedures; (l) the currency or currency units in which the offering price and the exercise price are payable; (m) a discussion of material United States federal income tax considerations; (n) the redemption or call provisions applicable to such Debt Warrants; and (o) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of Warrants to purchase preferred stock, depositary shares representing fractional shares of preferred stock or common stock (“Stock Warrants”) will describe the terms of such Stock Warrants, including the following (if applicable): (a) the title of such Stock Warrants; (b) the offering price for such Stock Warrants; (c) the aggregate number of such Stock Warrants; (d) the designation and terms of the preferred stock or common stock purchasable upon exercise of such Stock Warrants; (e) the designation and terms of the USS Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such USS Security; (f) the date from and after which such Stock Warrants and any USS Securities issued therewith will be separately transferable; (g) the number of shares of preferred stock or common stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price and the exercise price are payable; (k) a discussion of material United States federal income tax considerations; (l) the anti-dilution provisions of such Stock Warrants; (m) the redemption or call provisions applicable to such Stock Warrants; and (n) any additional terms of the Stock Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Stock Warrants.

DESCRIPTION OF CONVERTIBLE OR EXCHANGEABLE SECURITIES

If any Debt Security, Preferred Stock, depositary shares representing fractional shares of preferred stock or Warrant is converted or exchanged into any other security the conversion or exchange terms thereof will be set forth in the Prospectus Supplement issued for the sale of such convertible or exchangeable security. These terms will include some or all of the terms described for Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

USS may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. USS may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our preferred stock or debt securities or debt obligations of third parties (including U.S. Treasury securities) securing the holders’ obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase units or vice-versa. These payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways from time to time:

•	To or through underwriting syndicates represented by managing underwriters;

•	Through one or more underwriters without a syndicate for them to offer and sell to the public;

•	Through dealers or agents;

•	To investors directly in negotiated sales or in competitively bid transactions; or

•	To holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•	The name or names of any underwriters;

•	The purchase price and the proceeds to us from that sale;

•	Any underwriting discounts and other items constituting underwriters’ compensation;

•	Any commissions paid to agents;

•	The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	Any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as follows:

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker/dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

In addition, debt securities or shares of common stock or preferred stock may be issued upon the exercise of warrants.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the issuance of the offered securities will be passed upon for USS by R.M. Stanton, Esq., Assistant General Counsel—Corporate and Assistant Secretary of USS. Mr. Stanton, in his capacity as set forth above, is paid a salary by USS, participates in various employee benefit plans offered by USS and owns, and has options to purchase, common stock of USS. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Reports to Stockholders) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.